UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(A) of the Securities
Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to § 240.14a-12

PARAMETRIC TECHNOLOGY CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑  No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PARAMETRIC TECHNOLOGY CORPORATION
140 KENDRICK STREET
NEEDHAM, MASSACHUSETTS 02494

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On March 5, 2008

We will hold the Annual Meeting of Stockholders of Parametric Technology Corporation (“PTC”) at our principal executive offices, 140 Kendrick Street, Needham, Massachusetts 02494, on Wednesday, March 5, 2008 at 9:00 a.m., local time. At this year’s Annual Meeting, we will ask you to:

1. Elect two directors to serve for the next three years.

2. Confirm the selection of PricewaterhouseCoopers LLP as PTC’s independent registered public accounting firm for the current fiscal year.

3. Consider other business that may further or relate to the foregoing.

You may vote at the Annual Meeting if you were a PTC stockholder at the close of business on January 7, 2008.

Whether or not you expect to attend the meeting, we urge you to vote your shares by proxy in advance of the meeting as described in the enclosed materials.

By Order of the Board of Directors

AARON C. VON STAATS
Clerk

Needham, Massachusetts
January 22, 2008

Directions to our offices are as follows:

From the North:

Route 128 South to Exit 19B, to Highland Avenue. At the first traffic light, take a left onto Hunting Road. At the next light, take a left onto Kendrick Street. PTC entrance is on the right hand side.

From the South:

Route 128 North to Exit 18, right onto Great Plain Avenue. Right onto Greendale Avenue. Right onto Kendrick Street. PTC entrance is on the right hand side.

From either the East or West:

Mass Pike to Route 128 South to Exit 19B, to Highland Avenue. At the first traffic light, take a left onto Hunting Road. At the next light, take a left onto Kendrick Street. PTC entrance is on the right hand side.

PROXY STATEMENT FOR THE PARAMETRIC TECHNOLOGY CORPORATION
2008 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Notice of Internet Availability of Proxy Materials.  We are making this proxy statement and our annual report available to stockholders at www.investorEconnect.com. On January 22, 2008, we will begin mailing to our stockholders a notice containing instructions on how to access and review this proxy statement and our annual report at that website. The notice also instructs you how you may submit your proxy over the Internet. If you would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the notice.

Why This Proxy Statement Was Made Available to You.  As a stockholder, you have the right to attend and vote at the Parametric Technology Corporation (PTC) 2008 Annual Meeting of Stockholders. If you attend the Annual Meeting, you may vote your shares directly. Whether or not you attend, you may vote by proxy, by which you direct another person to vote your shares at the meeting on your behalf. The PTC Board of Directors is soliciting your proxy to encourage your participation in voting at the meeting and to obtain your support for the proposals presented. The proxy statement explains the proposals to be voted on at the Annual Meeting.

You have one vote for each share of common stock that you owned at the close of business on January 7, 2008. On that date, there were 115,956,999 shares of common stock outstanding. Common stock is our only class of voting stock.

How You May Vote by Proxy.  You may vote by proxy using the Internet or the telephone by following the instructions on your notice or your proxy card, as applicable. If you requested a printed set of materials, you may also vote by mail by signing, dating and returning the proxy card.

Please note that there are separate telephone and Internet arrangements depending on whether you are a registered stockholder (that is, if you hold your stock in your own name) or you hold your shares in “street name” (that is, in the name of a brokerage firm or bank that holds your securities account). In either case, you must follow the procedures described on your notice or proxy card.

When you vote, you are giving your “proxy” to the individuals we have designated to vote your shares at the meeting as you direct. If you do not make specific choices, they will vote your shares to:

•	elect the two current directors nominated by the Board; and

•	confirm the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

If any matter not listed in the Notice of Meeting is properly presented at the Annual Meeting, they will vote your shares in accordance with their best judgment. As of the date hereof, we knew of no matters that needed to be acted on at the meeting other than as discussed in this proxy statement.

Whether you plan to attend the Annual Meeting or not, we urge you to vote promptly. Voting promptly will not affect your right to attend the Annual Meeting. If you wish to vote at the Annual Meeting despite having voted previously, you may do so by following the procedure described below under “Revoking Your Proxy” and “How You May Vote in Person.”

Revoking Your Proxy.  You may change your vote after you have voted as described below.

Registered Stockholders.  A registered stockholder may revoke a proxy by following any of these procedures:

•	If you voted by Internet or telephone, vote again using the Internet or telephone (which will supersede your earlier vote); or

•	If you voted by executing a proxy card, send in another signed proxy card with a later date; or

•	Send a letter revoking your proxy to PTC’s Clerk at the address indicated on page 40 under “Information About Stockholder Proposals”; or

•	Attend the Annual Meeting, notify us in writing that you are revoking your proxy and vote in person.

Street Name Holders.  A holder of stock in street name must follow the procedures required by the brokerage firm or bank to revoke a proxy. You should contact that firm directly for more information on those procedures.

How You May Vote in Person.  If you attend the Annual Meeting and wish to vote in person, we will give you a ballot when you arrive. If your shares are held in street name, you must bring an account statement or letter from the brokerage firm or bank showing that you were the beneficial owner of the shares on January 7, 2008 in order to be admitted to the meeting. If you are not the holder of record, you will need to obtain a “legal proxy” from the holder of record in order to be able to vote at the Annual Meeting.

Votes Required; Effect of Abstentions and Broker Non-Votes.  The directors elected at the meeting will be those receiving the highest number of votes. Confirmation of the selection of PricewaterhouseCoopers LLP may be approved by the affirmative vote of a majority of the votes cast. Accordingly, if you abstain from voting, or if your broker or bank does not vote on any proposal because it has not received instructions from you and does not have the authority to vote in its discretion (a broker non-vote), it will not count as a vote for or against a proposal.

Voting and Tabulation of the Votes are Confidential.  We keep all the proxies, ballots and voting tabulations confidential. The Inspectors of Election will forward to management any written comments that you make on the proxy card without providing your name.

Disclosure of Voting Results.  We will publish the voting results on our website at www.ptc.com following the Annual Meeting and in our Quarterly Report on Form 10-Q for the second quarter of 2008, which we expect to file with the Securities and Exchange Commission in May 2008.

Costs of Soliciting Proxies.  PTC will pay all the costs of soliciting proxies. In addition to mailing the notices and providing these proxy materials, our directors and employees may solicit proxies by telephone, fax or other electronic means of communication, or in person. We will reimburse banks, brokers, nominees and other fiduciaries for the expenses they incur in forwarding the proxy materials to you.

Stockholders Sharing the Same Surname and Address.  In some cases, stockholders holding their shares in a brokerage or bank account who share the same surname and address and have not given contrary instructions received only one copy of the notice. This practice is designed to reduce duplicate mailings and save printing and postage costs as well as natural resources. If you would like to have a separate copy of the notice or our annual report and/or proxy statement mailed to you or to receive separate copies of future mailings, please submit your request to the address or phone number that appears on your notice or proxy card. We will deliver such additional copies promptly upon receipt of such request.

In other cases, stockholders receiving multiple copies at the same address may wish to receive only one. If you would like to receive only one copy if you now receive more than one, please submit your request to the address or phone number that appears on your notice or proxy card.

Obtaining a Copy of Our Annual Report on Form 10-K.  A copy of our Annual Report on Form 10-K for the year ended September 30, 2007 was made available with this proxy statement. If you would like another copy, it is available on our website at www.ptc.com. We will also send you one without charge if you call (781) 370-5000, e-mail to IR@ptc.com, or write to:

Investor Relations
Parametric Technology Corporation
140 Kendrick Street
Needham, MA 02494-2714

Additional Information.  If you have any questions about the Annual Meeting or your ownership of PTC common stock, please contact PTC Investor Relations by telephone at (781) 370-5000 or e-mail at IR@ptc.com.

DISCUSSION OF PROPOSALS

Proposal 1:  Elect Two Directors

The first proposal on the agenda for the Annual Meeting is to elect two Class III directors for three-year terms beginning at this Annual Meeting and expiring at the 2011 Annual Meeting. For a description of the three classes of directors, see “Information About Our Directors” beginning on page 5.

Upon the recommendation of the Nominating & Corporate Governance Committee, the Board of Directors has nominated two current directors — Robert N. Goldman and C. Richard Harrison — for new, three-year terms and recommends that you vote for their election.

The nomination of Mr. Goldman was based on consideration of his credentials and experience, his contributions as Chairman of the Compensation Committee and as a member of the Audit Committee and expected future contributions and his 100% board and committee meeting attendance record over his current three-year term.

The nomination of Mr. Harrison was based on his position as President and Chief Executive Officer of PTC. The Committee believes that Mr. Harrison’s participation in the meetings of the Board and its committees is essential to the work and performance of the Board. Mr. Harrison attended 100% of the board meetings held during his current term (excluding meetings of the outside directors only).

The Nominating & Corporate Governance Committee’s process for selecting and evaluating director nominees is described under “Information About the Nominating Functions of the Nominating & Corporate Governance Committee” on page 12. There were no nominees for director proposed by PTC stockholders.

The following table contains background information about each of the nominees. For a description of their holdings of PTC stock, see “Stock Owned by Directors and Officers” beginning on page 17.

	Director	Term
Name, Age, Principal Occupation, Business Experience and Directorships	Since	Expires

Class III Director Nominees:
Robert N. Goldman, age 58	1991	2008
Private investor since January 2003. Mr. Goldman was Chairman of the Board of eXcelon Corporation, a software developer, from September 2001 to December 2002 and Chief Executive Officer and President of eXcelon Corporation from November 1995 to September 2001.

C. Richard Harrison, age 52	1994	2008
Chief Executive Officer and President of PTC since March 2000. Mr. Harrison was President and Chief Operating Officer of PTC from August 1994 to March 2000. Mr. Harrison joined PTC in 1989.

The Board of Directors recommends that you vote FOR the election of Robert N. Goldman and C. Richard Harrison as Class III directors.

Proposal 2:  Confirm the Selection of PricewaterhouseCoopers LLP as PTC’s Independent Registered Public Accounting Firm for the Current Fiscal Year.

The second proposal on the agenda for the Annual Meeting is to confirm the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP, an independent registered public accounting firm, as PTC’s independent registered public accounting firm for the fiscal year ending September 30, 2008. PricewaterhouseCoopers LLP served as our independent auditor for the fiscal year ended September 30, 2007. Further information about PricewaterhouseCoopers LLP appears under “Information about our Independent Registered Public Accounting Firm” on page 10. Although stockholder confirmation of the selection of PricewaterhouseCoopers LLP is not required by law or our by-laws, and although this vote will not be binding on PTC, the Board of Directors believes that it is advisable to give stockholders an opportunity to provide guidance on this selection. If this confirmation is not received, the Board will request that the Audit Committee reconsider its selection of PricewaterhouseCoopers LLP.

The Board of Directors recommends that you CONFIRM the selection of PricewaterhouseCoopers LLP as PTC’s independent registered public accounting firm.

Other Matters

The Board of Directors does not know of any other matters to come before the meeting. If any other matters are properly presented to the Annual Meeting, the persons named in the voting instruction or proxy card will vote, or otherwise act, in accordance with their judgment on such matters.

INFORMATION ABOUT OUR DIRECTORS

Our Directors

Our Board of Directors is divided into three classes with staggered three-year terms. There are currently two Class I directors, two Class II directors and three Class III directors, whose terms expire, respectively, at the 2009, 2010 and 2008 Annual Meetings of Stockholders. As of the 2008 Annual Meeting, the number of Class III directors will be reduced to two. The two Class III directors described on page 3 have been nominated for re-election at this Annual Meeting. The Class I and II directors will continue in office following the Annual Meeting. The following table contains information about each of the Class I and II directors. You will find information on director holdings of PTC stock in the section called “Stock Owned by Directors and Officers” beginning on page 17.

	Director	Term
Name, Age, Principal Occupation, Business Experience and Directorships	Since	Expires

Class I Directors:
Donald K. Grierson, age 73	1987	2009
Chief Executive Officer (Retired), ABB Vetco International, an oil services business. Mr. Grierson was Chief Executive Officer and President of ABB Vetco Gray, Inc. from 1991 to March 2001 and from September 2002 to November 2004. Mr. Grierson served as Executive Director of ABB Vetco Gray, Inc. from March 2001 to September 2002.

Oscar B. Marx, III, age 69	1995	2009
Non-Executive Chairman of the Board of Directors of Amerigon Incorporated, a high technology automotive component supplier, since March 2003. Mr. Marx served as
Chief Executive Officer and Chairman of the Board of Amerigon Incorporated from October 2001 to March 2003. Mr. Marx served as Chief Executive Officer and President of TMW Enterprises, a private automotive investment firm, from July 1995 to February 2002 and was a Director until December 2002. Mr. Marx also served as Vice President — Automotive Components Group of Ford Motor Company from January 1988 to June 1994.

Class II Directors:
Noel G. Posternak, age 71	1989	2010
Chairman of the Board of Directors of PTC since June 2000.
Senior Counsel at the law firm of Posternak, Blankstein & Lund, L.L.P. since January 2007. Prior to that he was a Senior Partner at Posternak, Blankstein & Lund, L.L.P. from 1980 to 2006, practicing in the area of business law and mergers and acquisitions.

Michael E. Porter, age 60	1995	2010
Bishop William Lawrence University Professor based at Harvard Business School. Professor Porter has been a Professor at Harvard Business School since 1973 and has been a University Professor since 2001.
Director of Thermo Fisher Scientific, Inc.

Independence

Our Board of Directors has determined that all of our directors except Mr. Harrison (our Chief Executive Officer and President) and Professor Porter (who has a consulting agreement with PTC as described in “Transactions with Related Persons” on page 16) are “independent directors” as defined in the NASDAQ Global Select Market listing standards. None of the independent directors, to our knowledge, had any business, financial, family or other type of relationship with PTC or its management other than as a director and stockholder.

Certain Relationships

Mr. Harrison and Paul J. Cunningham, PTC’s Executive Vice President, Worldwide Sales, are first cousins.

Board Meetings and Attendance at the Annual Meeting

PTC’s Board currently schedules seven regular meetings during each fiscal year, but will meet more often if necessary. The Board met eight times during 2007 and all directors attended all meetings except for one director who was unable to attend one meeting. We expect that each director will attend the Annual Meeting of Stockholders each year, barring other significant commitments or special circumstances. All directors attended the 2007 Annual Meeting of Stockholders.

Communications with the Board

Stockholders may send communications to the Board of Directors in the manner described on the Investor Relations page of our website, www.ptc.com.

The Committees of the Board

The Board has four standing committees:

•	the Audit Committee,

•	the Compensation Committee,

•	the Nominating & Corporate Governance Committee, and

•	the Corporate Development Committee.

The Audit Committee

The Audit Committee assists our Board in fulfilling its oversight responsibilities for accounting and financial reporting compliance. This includes reviewing the financial information provided to the stockholders and others, PTC’s accounting policies, disclosure controls and procedures, internal accounting and financial controls, and the audit process. In undertaking these responsibilities, the Committee meets with management and with our independent registered public accounting firm to discuss our financial reporting policies and procedures, our internal control over financial reporting, the results of the independent auditor’s examinations, PTC’s critical accounting policies and the overall quality of PTC’s financial reporting, and the Committee reports on such matters to our Board. The Committee meets with the independent auditor with and without PTC management present.

The Committee is directly responsible for the appointment (and where appropriate, replacement), evaluation and compensation of the independent auditor. The Committee reviews the independent auditor’s performance in conducting the annual financial statement audit and the audit of our internal control over financial reporting, assesses the independence of the auditor, and reviews the auditor’s fees. The Committee is also responsible for pre-approving audit and non-audit related services that may be performed by the independent auditor. At least once every three years, the Committee evaluates the independent auditor’s tenure, the quality of its engagements and the associated costs to determine if rotation to a different independent auditor is advisable. Further information about the services and fees of PricewaterhouseCoopers LLP, our independent auditor, is provided in “Information About our Independent Registered Public Accounting Firm” on page 10.

The Audit Committee operates under a written charter, which is available on the Investor Relations page of our website at www.ptc.com. Messrs. Marx (Chairman), Goldman and Posternak currently serve as members of the Audit Committee. All committee members are “independent directors” under both SEC rules and the listing requirements of the NASDAQ Global Select Market governing the qualifications of members of the Audit Committee, and none of them has ever been an employee of PTC or any of its subsidiaries. During 2007, Oscar B. Marx, Chairman of the Audit Committee, qualified as an Audit Committee Financial Expert, as defined by the SEC. The Audit Committee met 12 times during 2007 and all members attended each meeting.

Report of the Audit Committee

In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited financial statements for 2007 with management and with PricewaterhouseCoopers LLP. The Committee has also discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the Committee has discussed with PricewaterhouseCoopers LLP their independence from PTC and its management, including the matters in the letter and written disclosures received from PricewaterhouseCoopers LLP as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The Audit Committee also considered whether the independent auditor’s provision of the non-audit related services to PTC, which are referred to in “Information About our Independent Registered Public Accounting Firm” below, is compatible with maintaining independence.

Based on the Committee’s review and discussions with management and PricewaterhouseCoopers LLP and the Committee’s review of the independent auditor’s report to the Committee, the Committee recommended to the Board of Directors that the audited financial statements be included in PTC’s Annual Report on Form 10-K for the year ended September 30, 2007 for filing with the Securities and Exchange Commission.

Audit Committee

Oscar B. Marx, Chairman
Robert N. Goldman
Noel G. Posternak

The Compensation Committee

The Compensation Committee determines PTC’s compensation philosophy, establishes the compensation levels for our executive officers and oversees our employee compensation programs, including the corporate bonus programs. This includes setting corporate goals and objectives relevant to compensation of executive officers and evaluating performance against those goals and objectives. The Committee is responsible for administering our stockholder approved equity compensation plans. It also reviews and makes recommendations to the Board with respect to director compensation.

The Compensation Committee acts under a written charter, which is available on the Investor Relations page of our website at www.ptc.com. Messrs. Goldman (Chairman) and Grierson, both of whom qualify as “independent directors” under the NASDAQ Global Select Market listing requirements, currently serve as members of the Compensation Committee. The Committee met six times during 2007 and both members attended each meeting.

Each year, the Compensation Committee begins the process of establishing executive compensation for the next fiscal year at its May meeting. At this meeting, the Committee reviews peer group compensation as compared to compensation of PTC’s executive officers. The Committee then meets again in mid summer. This meeting is held in connection with a meeting of the full board of directors and the executive officers at which anticipated corporate performance for the current fiscal year is evaluated and the business plan for the next fiscal year is developed. At this meeting, the Committee reviews executive and company performance for the current fiscal year and begins developing the executive compensation program to align it with the business plan for the next fiscal year. The Committee meets again in September to evaluate the anticipated corporate performance for the current fiscal year, including the amounts expected to be earned by the executives under the company’s annual executive incentive plan and with respect to the annual performance-based restricted stock granted at the beginning of the fiscal year, and to further refine the executive compensation portfolio to align it with the business plan for the next fiscal year. The Committee also establishes base salaries for the executive officers for the next fiscal year at this meeting. The Committee then meets again in November to review the financial results for the completed fiscal year and determine the extent to which the performance criteria for the annual executive incentive plan and annual performance-based restricted stock were met. At that time, the Committee establishes the performance criteria for the current fiscal year’s executive incentive plan and performance-based restricted stock grant. The Committee also determines the target annual incentive compensation amounts and the value of the annual performance-based restricted stock grant for each of the executives. The Compensation Committee also usually makes the annual time-based restricted stock grants to the executives at this meeting each year. Decisions made with respect executive compensation for 2007 are discussed in detail in “Compensation Discussion and Analysis” beginning on page 19.

At the meeting of the Board of Directors held directly after the Annual Meeting of Stockholders, the Compensation Committee recommends to the Board the compensation to be paid to the directors for the year. The Board, based on this recommendation, then establishes the annual compensation for the directors. In making its recommendation, the Committee considers a competitive assessment of the company’s director compensation with that of the peer group and reviews each element of director compensation, including the annual retainer, the committee chair retainer, meeting fees and equity awards, to determine whether the amounts are competitive and reasonable for the services provided by the directors. In the past two years, the amount of the committee chair retainer paid and the annual equity grant awarded to the chairmen of the Compensation Committee and the Audit Committee have been increased to reflect the increased responsibility associated with those positions.

To support its decision-making processes, the Compensation Committee engages an independent compensation consultant for advice on the structure and competitiveness of our compensation programs, as well as the consistency of those programs with our executive compensation philosophy. At its own initiative, the Committee may engage outside compensation consultants to provide information and advice to the Committee, and the costs of such engagements are paid from corporate funds. During 2007, the Compensation Committee’s compensation consultant was Pearl Meyer & Partners.

The compensation consultant interacts with members of the management team when necessary. For example, PTC’s Corporate Vice President of Human Resources and PTC’s Vice President of Executive Compensation and Global Benefits each work with the compensation consultant to provide the Committee with compensation and performance data for the executives and PTC. In addition, the compensation consultant on occasion may perform additional services for PTC under a separate engagement. For example, in 2007, this included the review of performance metrics for the 2008 employee compensation plans, including those of the executives.

Members of management, including our Chief Executive Officer and Corporate Vice President of Human Resources, participate in Compensation Committee meetings as requested by the Committee to present recommendations and discuss the materials provided. The Compensation Committee makes decisions regarding the Chief Executive Officer’s compensation with input from the Corporate Vice President of Human Resources and makes decisions regarding compensation of other executives with the additional input of the Chief Executive Officer and the Executive Vice President of Strategic Services and Partners, who is responsible for Human Resources. Although the Committee solicits input from these executives with respect to executive compensation, all decisions on executive compensation are made solely by the Compensation Committee without the presence of the Chief Executive Officer.

The Committee is authorized to delegate to executive officers the power to make awards under the 2000 Equity Incentive Plan other than to directors and executive officers and all determinations under the Plan with respect thereto, provided that the Committee establishes the aggregate and individual maximum amounts of such awards. The Committee has delegated to our Chief Executive Officer the authority to make awards to employees under the 2000 Equity Incentive Plan within established parameters, including the permitted timing of such grants.

The Nominating & Corporate Governance Committee

The Nominating & Corporate Governance Committee is appointed by the Board to assess Board membership, make recommendations regarding potential candidates for election to the Board and membership on committees of the Board, develop and recommend policies and processes regarding corporate governance matters and maintain a CEO succession plan in order to ensure continuity of leadership for PTC. The

Committee’s policies and procedures for considering director nominations are described in “Information About the Nominating Functions of the Nominating and Corporate Governance Committee” on page 12.

The Nominating & Corporate Governance Committee acts under a written charter, which is available on the Investor Relations page of our website at www.ptc.com. Messrs. Posternak (Chairman), Goldman and Grierson currently serve as members of the Committee. All Committee members qualify as “independent directors” under the NASDAQ Global Select Market listing requirements. The Committee met twice during 2007 and all members attended each meeting.

The Corporate Development Committee

The Corporate Development Committee is appointed by the Board to evaluate corporate development opportunities, including mergers and acquisitions, and to assist management in developing strategies and processes regarding such initiatives. The Committee is authorized to approve transactions having a price below a threshold established by the Board from time to time. The Committee acts under a written charter, which is available on the Investor Relations page of our website at www.ptc.com.

Messrs. Porter (Chairman) and Joseph P. O’Donnell (a director through the 2008 Annual Meeting), each of whom has extensive business expertise (including in the area of corporate strategy), served as members of the Corporate Development Committee in 2007. The Committee met twice during 2007 and both members attended each meeting.

INFORMATION ABOUT OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP, an independent registered public accounting firm, served as PTC’s independent auditor for 2007 and has reported on our 2007 consolidated financial statements and internal control over financial reporting. The Audit Committee of the Board of Directors has reappointed PricewaterhouseCoopers LLP for 2008 and, as described above, the Board is seeking your confirmation of that appointment. Representatives of PricewaterhouseCoopers LLP are expected to be present at our Annual Meeting. They will have the opportunity to make a statement if they so desire and will also be available to respond to appropriate questions from stockholders.

The Audit Committee is responsible for the engagement of our independent auditor and for approving, in advance, all audit services and permitted non-audit services to be provided by the independent auditor. The Audit Committee has adopted a policy for the engagement of the independent auditor that is intended to maintain the independent auditor’s independence from PTC. In adopting the policy, the Audit Committee considered the various services that the independent auditor has historically performed or may be asked to perform in the future. The policy, which is to be reviewed and re-adopted at least annually by the Audit Committee:

•	Approves the performance by the independent auditor of certain types of services (principally audit-related and tax), subject to restrictions in some cases, based on the Committee’s determination that this would not be likely to impair the independent auditor’s independence from PTC;

•	Requires that management obtain the specific prior approval of the Audit Committee for each engagement of the independent auditor to perform other types of permitted services;

•	Prohibits the performance by the independent auditor of certain types of services due to the likelihood that its independence would be impaired; and

•	Sets an aggregate expenditure limitation on approved services and provides for fee caps on certain categories of approved services that may not be exceeded without the prior approval of the Committee.

Any approval required under the policy must be given by the Audit Committee, by the Chairman of the Committee in office at the time, or by any other Committee member to whom the Committee has delegated that authority. The Audit Committee does not delegate its responsibilities to approve services performed by the independent auditor to any member of management.

The standard applied by the Audit Committee in determining whether to grant approval of any engagement of the independent auditor is whether the services to be performed, the compensation to be paid therefor and other related factors are consistent with the independent auditor’s independence under guidelines of the Securities and Exchange Commission, the Public Company Accounting Oversight Board, and applicable professional standards. The Committee considers, among items:

•	whether the work product is likely to be subject to, or implicated in, audit procedures during the audit of PTC’s financial statements;

•	whether the independent auditor would be functioning in the role of management or in an advocacy role;

•	whether performance of the service by the independent auditor would enhance PTC’s ability to manage or control risk or improve audit quality;

•	whether performance of the service by the independent auditor would increase efficiency because of their familiarity with PTC’s business, personnel, culture, systems, risk profile and other factors; and

•	whether the amount of fees involved, or the proportion of the total fees payable to the independent auditor in the period that is for tax and other non-audit services, would tend to reduce the independent auditor’s ability to exercise independent judgment in performing the audit.

Services and Fees

The following table shows the fees we incurred for professional services rendered during 2007 and 2006 by our independent registered public accounting firm, PricewaterhouseCoopers LLP.

	Fiscal	Fiscal
Type of Professional Service	2007	2006

Audit	$4,071,000	$3,338,000
Audit-Related(1)	684,000	145,000
Tax(2)	1,160,000	941,000
All Other(3)	12,000	12,000

(1)	Consists principally of fees for services related to employee benefit plan audits, consultations concerning financial accounting and reporting standards, and due diligence with respect to potential acquisitions and divestitures.

(2)	Consists principally of fees related to tax compliance, tax planning and tax advice services, including preparation and review of tax returns, assistance with tax audits and refund claims, and tax compliance services related to PTC’s expatriate employees (including assistance with individual tax compliance that PTC provides as a benefit to these employees), as follows:

	Fiscal	Fiscal
Type of Tax Service	2007	2006

Tax compliance and preparation services (comprised of preparation of original and amended tax returns, claims for refunds, and tax payment planning services)	$267,000	$270,000
Other tax services including tax planning and advice services and assistance with tax audits	409,000	283,000
Tax compliance services related to PTC’s expatriate employees	484,000	388,000

Total	$1,160,000	$941,000

(3)	Consists of a tax calculation software tool used for our expatriate tax program.

INFORMATION ABOUT THE NOMINATING FUNCTIONS OF
THE NOMINATING & CORPORATE GOVERNANCE COMMITTEE

The Nominating & Corporate Governance Committee’s responsibilities regarding director nominations are to:

•	determine the desired Board skills and attributes for directors;

•	consider and recruit candidates to fill positions on the Board;

•	review candidates recommended by stockholders;

•	conduct the appropriate and necessary evaluations of the backgrounds and qualifications of possible director candidates; and

•	recommend director nominees for approval by the Board or the stockholders.

In selecting nominees for director, the Nominating & Corporate Governance Committee reviews candidates recommended by stockholders in the same manner and using the same general criteria as candidates recruited by the Committee and/or recommended by the Board. The Committee may obtain recommendations from director search firms engaged for that purpose, or through business and personal contacts. Director search firms engaged by the Committee will generally be paid a retainer to identify and screen candidates meeting specifications established by the Committee for a particular search. Such specifications will change from one search to another based on the Committee’s determination of the Board’s needs at the time.

The Nominating & Corporate Governance Committee does not rely on a fixed set of qualifications for director nominees. The Committee’s primary mandate with respect to director nominees is to create a Board with a broad range of skills and attributes that is aligned with PTC’s strategic needs. The minimum qualifications for director nominees are that they:

•	be able to dedicate the time and resources sufficient for the diligent performance of the duties required of a member of the Board of Directors;

•	not hold positions or interests that conflict with their responsibilities to PTC; and

•	comply with any other minimum qualifications for either individual directors or the Board as a whole mandated by applicable laws or regulations.

Additionally, PTC’s Corporate Governance Guidelines require that at least a majority of members of the Board of Directors qualify as independent directors in accordance with NASDAQ independence rules.

The Nominating & Corporate Governance Committee’s process for evaluating nominees for director, including nominees recommended by stockholders, is to consider an individual’s skills, character and professional ethics, judgment, leadership experience, business experience and acumen, familiarity with relevant industry issues, national and international experience, and such other relevant criteria as may contribute to PTC’s success. This evaluation is performed in light of the Committee’s views as to what skill set and other characteristics would most complement those of the current directors, including the diversity, age, skills and experience of the Board as a whole. With respect to identifying potential candidates, the Committee does not foreclose any sources.

If you wish to recommend a director candidate for consideration by the Committee, you should provide the following information to our Clerk at the address listed below:

•	a brief statement outlining the reasons the nominee would be an effective director for PTC;

•	the following information about the candidate:

•	the name, age, and business and residence addresses of the candidate,

•	the principal occupation or employment of the candidate for the past five years, as well as information about any other board of directors and board committee on which the candidate has served during that period,

•	the number of shares of PTC stock, if any, beneficially owned by the candidate, and

•	details of any business or other significant relationship the candidate has ever had with PTC; and

•	the following information about yourself:

•	your name and record address and the name and address of the beneficial owner of our shares, if any, on whose behalf the proposal is made, and

•	the number of shares of PTC stock that you and such other beneficial owner, if any, beneficially own.

Our Clerk’s address is:	Aaron C. von Staats Clerk Parametric Technology Corporation 140 Kendrick Street Needham, Massachusetts 02494

The Committee may seek further information from or about you, the candidate, or any such other beneficial owner, including information about all business and other relationships between the candidate and you and between the candidate and any such other beneficial owner.

DIRECTOR COMPENSATION

As reflected in the table below, we pay our directors a mix of cash and equity compensation. Mr. Harrison, our Chief Executive Officer and President, receives no compensation for his service as a director and, accordingly, is not named in the table below.

Cash Compensation

The amounts in the “Fees Earned or Paid in Cash” column reflect the named director’s annual board and committee retainer fees and meeting fees.

Board Retainer.  Other than the Chairman of the Board, each director is paid an annual cash fee of $35,000. The Chairman of the Board is paid an annual cash fee of $125,000.

Committee Retainer.  The Chairman of each of the Audit Committee and Compensation Committee is paid an annual committee chairman fee of $10,000 and the chairman of each of our other Board committees is paid an annual committee chairman fee of $5,000. No committee chairman fees are paid to the Chairman of the Board when serving as a committee chairman.

Meeting Fees.  We pay each director a meeting fee of $2,000 for attendance at each Board meeting and $2,000 for attendance at each committee meeting of which the director is a member.

Equity Compensation

We make annual equity awards to our directors. Until 2004, we issued options that vested over four years. In 2005, in connection with our adoption of SFAS 123(R), we began issuing time-based restricted stock that vests over three years. In 2007, we awarded 19,776 shares of restricted stock to the Chairman of the Board, 13,175 shares of restricted stock to each of the Chairman of the Audit Committee and the Chairman of the Compensation Committee, and 9,888 shares of restricted stock to each of the other directors. Amounts in the “Stock Awards” and “Option Awards” columns of the table reflect expense recorded in 2007 in accordance with SFAS 123(R) associated with awards made in 2007 as well as awards made in prior years.

Stock Ownership Policy.  In 2007, we adopted a stock ownership policy for our outside directors that requires them to attain an ownership level of PTC common stock, excluding unvested restricted stock, having a value equal to five times their respective annual Board retainer. The Director Stock Ownership Policy is available on the Investor Relations page of our website at www.ptc.com.

Director Compensation Table
	Fees Earned or	Stock		Option
	Paid in Cash	Awards(1)		Awards(1)		Total
Name	($)	($)		($)		($)
Noel G. Posternak,	$169,000	$332,651	(2)	$57,200	(3)	$558,851
Chairman of the Board, Chairman, Nominating & Corporate Governance Committee

Robert N. Goldman,	$101,000	$177,923	(2)	$19,067	(3)	$297,990
Chairman, Compensation Committee

Donald K. Grierson	$67,000	$166,326	(2)	$19,067	(3)	$252,393

Oscar B. Marx, III,	$83,000	$198,740	(2)	$19,067	(3)	$300,807
Chairman, Audit Committee

Joseph M. O’Donnell(5)	$55,000	$166,326	(2)	$35,217	(4)	$256,543

Michael E. Porter	$58,000	$166,326	(2)	$19,067	(3)	$243,393	(2)
Chairman, Corporate Development Committee

(1)	The number of outstanding stock options and shares of restricted stock held by each named director as of September 30, 2007 is shown in the table below. For Professor Porter, the numbers shown do not include

43,200 outstanding options (all of which are exercisable) and 13,333 unvested shares of restricted stock attributable to his Amended and Restated Consulting Agreement with the company. This agreement is described in “Transactions with Related Persons” on page 16.

	Options
Name	Exercisable	Unexercisable	Total	Shares Restricted Stock

Noel G. Posternak	198,500	7,500	206,000	43,776
Robert N. Goldman	71,500	2.500	74,000	25,175
Donald K. Grierson	96,500	2,500	99,000	21,888
Oscar B. Marx, III	109,000	2,500	111,500	27,841
Joseph M. O’Donnell	15,000	5,000	20,000	21,888
Michael E. Porter	131,500	2,500	134,000	21,888

(2)	Amount recorded under SFAS 123(R) in 2007 in connection with restricted stock granted on July 28, 2005, March 1, 2006 and March 7, 2007. The grant date fair value of the March 7, 2007 award to each director is shown in the table below. As determined in accordance with SFAS 123(R), the grant date fair value is equal to the number of shares granted multiplied by the closing price of our common stock on the NASDAQ Global Select Market on that date and assumes no forfeitures. For Professor Porter, the amount shown does not reflect expense of $229,884 recorded under SFAS 123(R) in 2007 in connection with restricted stock granted on July 28, 2005 in consideration of Professor Porter’s services under an Amended and Restated Consulting Agreement with the company entered into on that date. A description of the Amended and Restated Consulting Agreement appears under “Transactions with Related Persons” on page 16.

Grant Date Fair
Value of
Name	March 7, 2007 Grant

Noel G. Posternak	$370,009
Robert N. Goldman	$246,504
Donald K. Grierson	$185,004
Oscar B. Marx, III	$246,504
Joseph M. O’Donnell	$185,004
Michael E. Porter	$185,004

(3)	Amount recorded under SFAS 123(R) in 2007 in connection with stock options granted on February 13, 2003 and March 3, 2004. As determined in accordance with SFAS 123(R), the grant date fair value was calculated using the Black-Scholes option-pricing model using the assumptions stated in the table below. No service-based forfeitures were assumed.

	February 13,	March 3,
	2003	2004
Assumption	Grant	Grant

Expected Life	4.0 years	4.0 years
Risk-Free Interest Rate	2.9%	3.2%
Volatility	75%	74%

(4)	Amount recorded under SFAS 123(R) in 2007 in connection with an option award granted on May 27, 2004. As determined in accordance with SFAS 123(R), the grant date fair value was calculated using the Black-Scholes option-pricing model using the following assumptions: expected life of 4.0 years, risk-free interest rate of 3.2% and volatility of 74%. No service-based forfeitures were assumed.

(5)	Mr. O’Donnell served as a Class III director in 2007. His term expires at the 2008 Annual Meeting of Stockholders.

TRANSACTIONS WITH RELATED PERSONS

Review of Transactions with Related Persons

We have a written policy regarding the review, approval and ratification of transactions involving related persons. Related persons include our directors, executive officers and persons or entities that beneficially own 5% or more of our outstanding common stock and their respective immediate family members as defined in applicable SEC regulations. Our Audit Committee is responsible for reviewing and approving or ratifying any related party transaction and will consider:

•	if the transaction has an appropriate business purpose,

•	if the terms of the transaction are not less favorable to the Company than those that could be obtained from an unrelated third party,

•	if it is necessary or desirable for the Company to enter into the transaction at that time,

•	if the amount of consideration to be paid or received by the Company is appropriate, and

•	if entering into the transaction with the related person rather than an independent third party is desirable.

All related person transactions described below were reviewed and approved by the Audit Committee in accordance with such policy.

Transactions with Related Persons

Michael E. Porter, one of our directors, performs certain services for us under an Amended and Restated Consulting Agreement dated as of July 28, 2005. Under the agreement, Professor Porter consults with our executives on strategic matters and participates in preparing and presenting executive management seminars sponsored by us. In consideration for providing these consulting services, we made a one-time grant of 40,000 shares of restricted stock to Professor Porter, the restrictions on which lapse in three equal annual installments. The first two installments lapsed on July 28, 2006 and 2007, respectively, and the remaining installment lapses on July 28, 2008. He will also receive a fee of $15,000 for each executive management seminar in which he participates. During 2007, Professor Porter did not participate in any executive management seminars and, accordingly, received no such fees.

Howard Heppelmann, PTC’s Vice President — Business Development, is the brother of James Heppelmann, our Executive Vice President and Chief Product Officer. For 2007, Howard Heppelmann received a salary of $153,600 and earned sales commissions of $94,946. Howard Heppelmann is also eligible to participate in PTC’s standard employee benefits packages and received a matching contribution of $4,500 under PTC’s 401(k) Savings Plan. We recorded stock-based compensation expense of $47,480 in 2007 in connection with equity awards made to him in this and prior years under PTC’s equity incentive plans.

Matthew Cohen, PTC’s Senior Vice President — PTC University, is the son of Barry Cohen, PTC’s Executive Vice President, Strategic Services and Partners. For 2007, Matthew Cohen received a salary of $158,500 and earned commissions of $82,835 based on educational products and services bookings and margin. Matthew Cohen is also eligible to participate in PTC’s standard employee benefits packages and received a matching contribution of $3,962 under PTC’s 401(k) Savings Plan. We recorded stock-based compensation expense of $59,586 in 2007 in connection with equity awards made to him in this and prior years under PTC’s equity incentive plans.

Brian Cunningham, a Strategic Accounts Sales Representative for PTC, is the brother of Paul Cunningham, PTC’s Executive Vice President, Worldwide Sales. For 2007, Brian Cunningham received a salary of $89,804 and earned commissions of $147,930. Brian Cunningham is also eligible to participate in PTC’s standard employee benefits packages and received a matching contribution of $2,697 under PTC’s 401(k) Savings Plan. We recorded stock-based compensation expense of $6,219 in 2007 in connection with equity awards made to him in this and prior years under PTC’s equity incentive plans.

INFORMATION ABOUT PTC COMMON STOCK OWNERSHIP

Stockholders That Own at Least 5% of PTC

The following table shows all persons we believe to be beneficial owners of at least 5% of PTC common stock as of November 30, 2007. “Beneficial owners” of PTC common stock are those who have the power to vote or to sell that stock. Our information is based in part on reports filed with the Securities and Exchange Commission (SEC) by the firm listed in the table below. If you wish, you may obtain these reports from the SEC.

	Number of Shares		Percentage of Common
Stockholder	Beneficially Owned(1)		Stock Outstanding(2)

Cramer Rosenthal McGlynn LLC(3)	8,976,273	(3)	7.74%

The footnotes for this table appear below the next table.

Stock Owned by Directors and Officers

The following table shows the PTC common stock beneficially owned by PTC’s directors and the executive officers named in the Summary Compensation Table, as well as all current directors and executive officers as a group, as of November 30, 2007.

	Number of Shares	Percentage of Common
	Beneficially Owned(1)(4)	Stock Outstanding(2)

Robert N. Goldman	132,675	0.11%
Donald K. Grierson	132,888	0.11%
Oscar B. Marx, III(5)	152,675	0.13%
Joseph M. O’Donnell	47,288	0.04%
Michael E. Porter	299,488	0.26%
Noel G. Posternak	322,276	0.28%
C. Richard Harrison(6)	2,998,452	2.54%
Barry F. Cohen	942,814	0.81%
Paul J. Cunningham	1,108,974	0.95%
James E. Heppelmann	1,188,343	1.02%
Cornelius F. Moses(7)	670,904	0.58%
All directors, nominees for director, and current executive officers as a group (13 persons)	8,627,168	7.37%

(1)	This describes shares as beneficially owned based on information available to us and applicable regulations. This does not constitute an admission by any stockholder that he beneficially owns the shares listed. Unless otherwise indicated, each stockholder referred to above has sole voting and investment power over the shares listed.

(2)	For purposes of determining the percentage of common stock outstanding, the number of shares deemed outstanding consists of the 115,935,848 shares outstanding as of November 30, 2007 and any shares subject to options held by the person or entity in question that are exercisable on or before January 29, 2008.

(3)	As reported on Form 13F for the period ended September 30, 2007 filed with the SEC. Cramer Rosenthal McGlynn LLC is an investment advisor registered with the SEC. Form 13F is filed by certain institutional investment managers that exercise investment discretion with respect to the securities listed. “Investment discretion” may not be the same as “beneficial ownership,” but we are disclosing this as we believe it is relevant to our shareholders.

(4)	The amounts listed include the following shares of common stock that may be acquired on or before January 29, 2008 through the exercise of options: Mr. Goldman, 71,500 shares; Mr. Grierson, 96,500 shares; Mr. Marx, 109,000 shares; Mr. O’Donnell, 15,000 shares; Professor Porter, 174,700 shares; Mr. Posternak, 198,500 shares; Mr. Harrison, 2,019,995 shares; Mr. Cohen,708,001 shares; Mr. Cunningham, 848,996 shares;

Mr. Heppelmann, 825,197 shares; Mr. Moses, 370,000 shares; and all directors and current executive officers as a group, 5,761,438 shares.

(5)	40 shares are held by Mr. Marx’s spouse as custodian for a relative.

(6)	6,623 shares are held jointly by Mr. Harrison with his spouse.

(7)	4,000 shares are held jointly by Mr. Moses with his spouse.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that our insiders — our directors, executive officers and 10%-or-greater stockholders — file reports with the SEC on their initial beneficial ownership of PTC common stock and any subsequent changes (in this case, “beneficial ownership” means a pecuniary interest in the shares).

Based on our review of all reports filed by our insiders, we believe that all of our insiders filed on a timely basis all reports required by Section 16(a) for 2007.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

We discuss below our executive compensation program and the compensation decisions made for 2007 for our Chief Executive Officer, our Chief Financial Officer and the three other executive officers named in the Summary Compensation Table on page 28.

Compensation Philosophy & Objectives

Our philosophy is to provide executive compensation that is commensurate with PTC’s financial performance. Our overall principle guiding executive compensation is to reward executives with total direct compensation at the market percentile that approximates PTC’s performance relative to its peer group. In order to implement this philosophy, we compare PTC’s performance against a peer group of companies on a one-year and three-year basis using quantitative measures, including revenue growth and earnings before interest, taxes, depreciation and amortization (EBITDA), and we set target compensation levels to align with our relative financial performance. To ensure a balanced approach against these objective measures when evaluating how our compensation plans align with our compensation philosophy, we may also consider subjective factors such as institutional knowledge, potential business disruption due to turnover, industry/market forces and tenure.

The objectives of our executive compensation plans are to:

•	motivate these executives to advance the interests of PTC and increase stockholder value;

•	reward these executives for their individual contributions to the success of PTC measured by the strength of PTC from various perspectives, including market share, financial position, and the development of PTC’s products and service offerings that position PTC for future success; and

•	retain the services of these executives as long as the interests of PTC are being satisfied and the compensation being paid is commensurate with the value being delivered by the executive.

This philosophy and these objectives serve as a guide for our decisions. Accordingly, while our plans use a formulaic approach to determine payouts under both the annual and long-term equity incentive plans, if upon review we find that the formulas do not result in sufficient alignment with our philosophy, we will reevaluate and possibly adjust the compensation plans for better alignment.

Components of Compensation

Total direct compensation consists of three main components:

•	base salary;

•	an annual incentive (bonus); and

•	long-term incentives (stock-based awards).

Mix of Pay Components

We use these elements of compensation because we believe that they provide an appropriate mix of guaranteed compensation and at-risk compensation that promotes short-term and long-term performance and produces appropriate rewards. With this mix, we provide the executive with a competitive base salary while motivating the executive to focus on the business criteria that will produce a targeted level of performance for PTC and provide the executive with additional compensation through short-term and long-term incentives.

The mix of compensation for our executives is heavily weighted toward at-risk pay (annual incentives and long-term incentives). Maintaining this pay mix results in a pay-for-performance orientation for all our executives, which aligns to our compensation philosophy of paying total direct compensation that is competitive with peer group levels based on PTC’s relative performance.

We consider all pay elements and their impact on each executive’s target direct compensation when making determinations regarding the amount of each element. Our decisions regarding the pay mix also reflect our belief that long-term incentives, particularly equity compensation, provide an important motivational and retentive aspect to the executive’s overall compensation package. Accordingly, we strive to provide a higher percentage of at-risk pay than is typical in our selected peer group. This is why the guaranteed compensation (base salary and time-based restricted stock) for these executives makes up less of their target total direct compensation than the average executive in the peer group.

As reflected in the charts above, our compensation mix for these executives for 2007 provided approximately 50% of total compensation through at-risk pay, while peer group companies provided less than 25% of total compensation through at-risk pay. We achieved this mix by making 50% of our annual long-term equity incentive awards performance-based, while the majority of peer group companies provided only time-based equity incentives. In addition, our annual short-term incentives are performance-based. Also, even the guaranteed compensation provided to these executives carries an at-risk element as a substantial portion of this component is comprised of time-based restricted stock that carries risks of forfeiture and market price decline.

How the Total Amount of Compensation is Determined

We make decisions regarding the actual amount or value of compensation awarded to each of these executives based on objective peer group data provided by our external compensation consultant, Pearl Meyer & Partners, and subjective analysis regarding the scope of each executive’s responsibilities.

The peer group used to benchmark the elements of executive pay is made up of companies within the software industry, most of which are in the enterprise software space, that have revenues and market capitalizations in a range closest to PTC. We believe this group represents competitors for executive talent in our industry. We review the peer group on an annual basis to ensure that the companies constituting the peer group remain relevant and provide meaningful compensation comparisons. For 2007, the peer group consisted of the companies listed below.

Aspen Technology, Inc.	Compuware Corporation	McAfee, Inc.
Autodesk, Inc.	FileNet Corporation	Mentor Graphics Corporation
BEA Systems, Inc.	Hyperion Solutions, Inc.	SSA Global Technologies, Inc.
BMC Software, Inc.	I2 Technologies, Inc.	Sybase, Inc.
Cadence Design Systems, Inc.	Intergraph Corporation	Synopsys, Inc.
Citrix Systems, Inc.	Kronos, Inc.

At the time the assessment was completed, the peer group had median fiscal year-end revenue of $818.7 million and then current median market capitalization of $1.96 billion. PTC’s comparable revenue and market capitalization were $720.7 million and $1.81 billion, respectively.

We also use survey data for an additional perspective. Our primary survey source is the CHiPS Executive Total Compensation Survey, a high technology executive compensation pay and policy survey. PTC participates in this survey and believes that it represents a good cross-section of the software industry. The data used was appropriate to PTC’s size and industry and represented companies with a median revenue of $1,028 million. The CHiPS survey is published by the survey division of Pearl Meyer & Partners, which is a separate business unit from the consulting division that we use for consulting services. PTC is also on the Steering Committee for the CHiPS survey. PTC’s membership on the Steering Committee does not enable PTC to influence the results of the data provided by the survey or used in the competitive analysis described below.

Our compensation consultant provides us with a comprehensive report detailing the peer group and survey matches for each executive position that has an appropriate match (we refer to this as the “competitive analysis”). The competitive analysis provides a detailed comparison by executive for each component of compensation, including base salary, annual bonus, long-term incentives and total direct compensation, as well as equity ownership and the mix of compensation between base salary, annual bonus and long-term incentives. We compare the peer group and survey compensation data to our executives’ compensation by similarity of position and attempt to set target compensation to align with relative target performance.

While we use the objective market data as a starting point for determining the appropriate compensation for these executives, we recognize that there could also be circumstances that warrant a deviation from the data. For certain positions where there are no comparable external benchmarks, we consider internal pay equity among the executives and make judgments with regard to the compensation levels for those positions. Specifically, our Executive Vice President, Strategic Service & Partners and our Executive Vice President, Chief Product Officer have unique positions for which we believe there is no appropriate match in the peer group or survey data as the scope of these positions is greater than any specific position in the peer group or survey data. Mr. Cohen, our Executive Vice President, Strategic Services & Partners, has responsibility for PTC’s worldwide Global Services business, Customer Care and Technical Support, Global Partners and Education, and Human Resources. Mr. Heppelmann, our Executive Vice President, Chief Product Officer, has responsibility for PTC’s worldwide research and development activities and PTC’s worldwide marketing activities, including product and corporate marketing. In the benchmark data we use, the responsibilities held by each of Mr. Cohen and Mr. Heppelmann typically are under the leadership of separate executives due to the nature of those responsibilities.

For 2007, as with past years, we determined that our Executive Vice President, Strategic Services & Partners, our Executive Vice President, Chief Financial Officer and our Executive Vice President, Worldwide Sales, would be compensated at the same level. We believe this practice fostered a culture of teamwork and promoted a sense that each position is of equal internal value and importance to PTC’s success. This decision was made in the context of the competitive analysis to ensure that the total direct compensation of each executive fell within competitive levels and was in line with general market practice.

Mr. Heppelmann receives a slightly higher base salary than the other named executive officers due to a cost-of-living adjustment negotiated with him upon his relocation from Minnesota to our Needham, Massachusetts headquarters. In 2007, rather than paying this incremental amount in the form of a cost-of-living adjustment, we included it as part of his base salary. Mr. Heppelmann also received a higher long-term incentive grant in 2007 due to the nature of his position with the company.

As is typically the case in executive compensation, the compensation paid to our chief executive officer is greater than that paid the other named executives. We believe this is appropriate because he is responsible for all business lines and functions within the company. In addition, Mr. Harrison’s compensation is more highly leveraged because a higher percentage of his total direct compensation is dependent upon PTC’s performance.

The final amount and mix of compensation for each executive is considered within the context of both the objective market data from the competitive analysis and the subjective factors described above. We believe each executive’s compensation package is within the competitive range when compared to the objective comparative data for total direct compensation, even where subjective factors may have influenced the final compensation decisions.

As part of its effort to ensure the integrity of our process for establishing executive compensation, the Compensation Committee engaged another compensation consultant, Mercer Human Resources Consulting, to complete an independent assessment of the peer group used in our annual competitive analysis and for the benchmarking and the pay methodologies we used in making our compensation decisions, including the amounts and mix of compensation paid to these executives. The Committee decided such a review was appropriate due to the fact that the Committee has had a long-standing relationship with Pearl Meyer & Partners and the Committee wished to obtain an additional perspective. Mercer’s assessment confirmed that the approaches used to evaluate and establish executive pay were appropriate. The Committee believes that using Mercer as an advisor with respect to its compensation decisions was an adequate safeguard to ensure that it received objective advice on its executive compensation program.

All of the decisions with respect to determining the amount or form of executive compensation under the company’s executive compensation program are made by the Committee alone and may reflect factors and considerations other than the information and advice provided by Pearl Meyer & Partners and Mercer.

Analysis of the Components of Compensation

Base Salary

We set the base salary for each executive within the context of the competitive analysis. We review each executive’s base salary each year and may adjust it to reflect market conditions for the particular position, changes in the status or duties associated with particular positions, individual performance and general economic conditions.

We have not increased the base salaries for the named executive officers, other than for Mr. Heppelmann as described above, for the past three fiscal years. Because we review target total direct compensation as a whole and prefer to weight the compensation we pay to these executives in favor of performance-based compensation, we have generally addressed discrepancies in base salary from the competitive analysis with at-risk compensation. The competitive analysis prepared for 2007 showed Mr. Harrison having a base salary at the 25th percentile and target total cash opportunity at the 50% percentile. We did not increase his base salary or target total cash opportunity because his total target direct compensation was competitive with total target direct compensation paid to peer group chief executive officers and was weighted toward long-term incentives. The other named executive officers were at or above the 70th percentile for base salary and above the 75th percentile for target cash opportunity. We believe that compensation at this level for the other executive officers was appropriate in light of our objectives of paying for performance and maintaining compensation parity among these executives.

In accordance with our pay-for-performance philosophy, we design our annual and long-term incentive plans so that in years when performance criteria associated with performance-based plans are not met and base salary is the only cash compensation earned, each executive’s total compensation is expected to align to PTC’s actual performance. In 2007, the plan performance targets were not met, but the threshold criteria were exceeded. This resulted in 70th percentile actual total direct compensation on average among the executives and 60th percentile company performance against the peer group. For 2008, consistent with prior years, we did not increase base salaries or target annual incentives and we further aligned the executives’ target direct compensation and company performance criteria.

As described above, in 2007, we increased Mr. Heppelmann’s base salary by $72,000 and correspondingly discontinued his $72,000 annual cost-of-living adjustment. This change represents a 17% increase to his base salary, offset by the corresponding elimination of his cost-of-living adjustment.

Annual Incentive

The annual incentive is intended to focus the executives on achieving specific goals related to PTC’s business plan for the current fiscal year. The incentive target amounts, which have not changed since 2004 due to our focus on the alignment of total target direct compensation, are stated as specific target dollar amounts for each executive and are described in the footnotes to the Grants of Plan-Based Awards table on page 29. Based on the results of the competitive analysis for 2007, target total annual compensation (base salary plus target annual incentive) for the executives, with the exception of the CEO, was competitive with the peer group at the 75th percentile. Since these amounts were in line with our target compensation levels, we did not make any changes to the annual incentive targets. Target total direct annual compensation for the CEO was at the 50th percentile of the peer group data. Because the Compensation Committee determined it was appropriate to continue to weight his compensation mix toward long-term incentives, no change was made to his annual incentive target.

The performance criteria established at the beginning of the year for the 2007 annual incentive were revenue and non-GAAP operating margin tied to PTC’s 2007 business plan, but with target performance criteria in excess of the business plan. PTC’s business plan for 2007 set anticipated annual revenue at $940 million and non-GAAP operating margin at 17.5%, representing both revenue and non-GAAP operating margin growth over 2006. PTC uses non-GAAP operating margin to make operational and investment decisions because PTC believes the costs and expenses PTC excludes from GAAP operating margin are not tied to PTC’s core operating results. For these reasons, PTC also uses non-GAAP operating margin as a performance criterion. To calculate non-GAAP operating margin, PTC excluded from GAAP operating margin stock-based compensation cost, amortization of acquisition-related intangible assets, in-process research and development write-offs associated with acquisitions, restructuring charges and, for the purposes of the compensation plans, unplanned revenue and expense associated with acquisitions. The 2007 annual executive incentive plan is further described in the narrative preceding the Grants of Plan-Based Awards table beginning on page 28.

Upon conclusion of 2007, the Compensation Committee determined the payout amounts under the annual incentive plan based on PTC’s performance against the performance criteria. The Compensation Committee exercised its discretion to exclude one-time expenses related to an Audit Committee investigation and related third-party lawsuit from the determination of achievement under the annual incentive plan because the Committee believed those events were outside the control of the executives and the associated expense was not indicative of 2007 company performance, which was the underlying basis for the annual incentive plan.

The table below shows the performance criteria for the 2007 annual incentive plan and the extent to which the performance criteria were achieved and incentive amounts were earned.

					Payout as a % of
Performance Criterion	Threshold	Target	Upside	Actual	Target Bonus

Revenue	$925 million	$950 million	$980 million	$940.5 million(1)	40.6%
	(9% revenue growth)	(12% revenue growth)	(16% revenue growth)	(11% revenue growth)
Non-GAAP Operating Margin	16.5%	17.5%	A minimum of 17.5% must be maintained	17.3%(2)	45.2%

(1)	Reflects GAAP revenue of $941.5 million less unplanned acquisition-related revenue of $1.0 million.

(2)	Based non-GAAP total costs and expenses of $777.7 million. Non-GAAP total costs and expenses excludes $36.5 million of stock-based compensation expense, $6.8 million of amortization of acquired intangible assets included in cost of license revenue, $0.1 million of amortization of acquired intangible assets included in cost of service revenue, $7.5 million of amortization of acquired intangible assets, $0.5 million of in-process research and development, $15.3 million of restructuring charges and $4.1 million of expenses associated with acquisitions and an Audit Committee investigation and related lawsuit from GAAP total costs and expenses of $848.5 million.

Long-Term Incentives

We provide long-term incentive compensation to these executives in the form of restricted stock. We use restricted stock to encourage stock ownership by these executives to further align their interests with those of PTC’s shareholders and to provide a retention incentive. Our annual executive grants under the long-term incentive plan are made up of two equal components. The first component is a grant of time-based restricted stock, the restrictions on which lapse in three substantially equal annual installments over the three year period following the date of grant. The second component is a grant of performance-based restricted stock that, if earned, is subject to subsequent time-based restrictions. The performance measurement period is PTC’s fiscal year. We believe our use of performance-based restricted stock as half of each year’s annual grant gives the executives additional motivation to achieve PTC’s goals and increase stockholder value and the additional time-based vesting schedule provides a strong retention incentive.

We determined the value of the long-term incentive equity grants as part of the determination of total target direct compensation. The competitive analysis showed that the value of these executives’ annual long-term incentives were on average at the 65th percentile of the peer group. Because this competitive position, together with the overall position of target total direct compensation at the 75th percentile, was in accordance with our total target direct compensation, we made no changes to the number of the shares awarded to the executives other than to Mr. Heppelmann, our Executive Vice President, Chief Product Officer. We awarded a larger annual equity grant to Mr. Heppelmann than to our other executive vice presidents due to the nature of his position with the company.

For 2007, the performance criteria for the performance-based restricted stock were the same as those for the 2007 annual incentive plan described above. The Compensation Committee determined the extent to which the 2007 performance criteria had been achieved in the same manner as described above with respect to the determination of the extent to which the performance criteria under the annual incentive for 2007 had been achieved. Accordingly, 85.8% of the shares granted were earned, with two-thirds of such shares subject to further time-based vesting, and 14.2% of the shares granted were forfeited as the target performance criteria were not achieved in full.

Other Benefits and Perquisites

Our executives are eligible to participate in the standard benefits and programs available to all PTC employees on the same terms and conditions as all employees. In addition, we provide Mr. Harrison, our chief executive officer, with supplemental long-term disability coverage. We provide no other significant benefits or perquisites to our executives.

Review of Total Compensation for 2007 and 2008 Compensation Plans

In accordance with our pay-for-performance compensation philosophy, upon conclusion of 2007 and in connection with establishing compensation for 2008, we evaluated whether the compensation paid in 2007 was commensurate with 2007 company performance as measured by the criteria used in the annual and long-term incentive plans. For 2007, based on the established performance criteria of revenue growth and non-GAAP operating margin, actual company performance was at the 60th percentile, while on average the executives’ total compensation was at the 70th percentile. While company performance did not exactly correlate to total direct compensation, we believe that the performance criteria were set and implemented appropriately as the compensation earned and paid was below the target level substantially in accordance with company performance below the target level.

For 2008, we have strived to ensure even greater alignment between company performance and payouts under the annual and long-term incentive plans. Accordingly, although the design of the annual and long-term incentive plans for 2008 is substantially similar to 2007, the scaling of the payouts has been adjusted. The incentive is now positioned such that upon achievement of threshold revenue and non-GAAP operating margin, 40% of the target bonus for each executive is earned. Once the threshold is achieved, up to an additional 20% of the executive’s bonus target may be earned on a linear scale for target revenue achievement above the threshold and up to an additional 40% of the executive’s target bonus may be earned on a linear scale for achievement of target non-GAAP operating margin above the threshold.

Severance and Change in Control Arrangements

In August 2006, we entered into new severance agreements with these executive officers, including our chief executive officer. These agreements replaced similar agreements that had expired earlier in 2006. We believe these agreements are important motivational and retention tools because, in a time of company growth and opportunity, increased consolidation in our industry and increased competition for executive talent, they provide a measure of earnings security by offering income protection in the form of severance and continued benefits if the executive is terminated without cause, economic protection for the executive’s family if the executive becomes disabled or dies, and additional protections in connection with a change in control of the company.

We believe providing severance to our employees, including these executives, is an appropriate bridge to subsequent employment if the person is terminated without cause. This is particularly so for executive-level positions for which the opportunities are typically more limited and the job search lead time longer. In addition, the agreements benefit the company by enabling executives to remain focused on the business of the company in uncertain times without the distraction of potential job loss.

We believe these agreements are even more important in the context of a change in control as we believe they will motivate and encourage the executives to be receptive to potential strategic transactions that are in the best interest of stockholders, even if the executive faces potential job loss, which would otherwise result in losing the opportunity to vest in equity awards, which comprise a significant portion of each executive’s compensation. For the CEO, the agreement provides for a single trigger vesting of equity and automatic termination of his employment 30-days after a change in control because we believe that if the company were to be acquired, the position would be significantly changed or reduced. The arrangements for our other executives are structured substantially as “double triggers” in that most of their unvested equity remains subject to continued vesting requirements and vesting is accelerated only upon termination or resignation with good reason within two years of a change in control. Equity that would otherwise vest beyond this two-year period vests upon the change in control. We believe this benefits the company and the potential acquirer because it enables the company to retain and motivate the executive in the time of a potential change in control. It also provides an acquirer with the ability to retain desired executives using existing equity incentives and does not provide a one-time benefit to the executive that could undermine those efforts.

As described on pages 35 and 37, the agreements also provide for a “gross-up” payment of the excise taxes owed by the executive under Section 4999 of the Internal Revenue Code if the amounts received in connection with a change in control exceed certain amounts. The agreements first provide that the amounts received may be reduced by up to 15% of the value if such reduction would cause the amounts received not to be subject to the excise tax. If they are not so reduced, PTC is required to make the gross-up payment to offset the effect of the excise tax. This payment obligation is structured so that, if the return to stockholders is below a certain level, the amount received by the executive will be reduced so that the company will not be required to make the payment, but if the return to stockholders is above that level, representing significant value to the stockholders, the company, in recognition of the increased value provided under the transaction, will be obligated to make the payment to enable the executive to receive the intended economic value of the agreement.

Finally, the agreements provide for the full vesting of all long-term equity incentives held by the executive in the event of his disability or death. We believe this is appropriate as these events would otherwise preclude the executive from receiving the full intended benefit of these awards and any intended retentive effect associated with future vesting of these awards would no longer be applicable.

In order to be sure that these agreements offered benefits to these executives that were competitive with the benefits provided under similar agreements with executive officers of peer group companies, we engaged our external compensation consultant to benchmark the terms of such agreements among the peer group companies. Based on the results of the benchmark review, we believe these agreements are consistent with those of peer group companies.

The agreements are more fully described under “Potential Payments upon Termination or Change-in-Control” beginning on page 34.

Equity Ownership

Each year we examine the total equity ownership of these executives as part of the competitive analysis. Because we believe that the interests of these executives are more aligned with stockholders’ interests if they are stockholders themselves, we adopted a stock ownership policy for these executives in 2007. The policy requires the CEO and each of the other named executives to attain an ownership level of PTC’s common stock equal to three times and one times, respectively, their individual annual salary through retention of vested shares of restricted stock (excluding shares granted under the annual incentive program). The Executive Stock Ownership Policy is available on the Investor Relations page of our website at www.ptc.com.

Timing of Equity Grants

We make our annual awards to executives, directors and employees on scheduled dates and do not time awards either to take advantage of a depressed stock price or in anticipation of an increase in stock price. Our practice of making equity grants on pre-determined dates is designed to ensure that the grants cannot be timed to take advantage of material non-public information. Typically, our executive grants are made in November after public release of the previous fiscal year’s financial results, grants to our Board of Directors are made on the day of the annual stockholders’ meeting and grants to our employees are made at two specified times during the year.

Tax and Accounting Considerations

Tax Considerations.  We consider the tax (individual and corporate) consequences of the executive compensation plans when designing the plans. Section 162(m) of the Internal Revenue Code (the “Code”) limits deduction of compensation paid to the chief executive officer and three other most highly compensated executive officers of PTC to $1,000,000 unless the compensation is “performance-based.” In PTC’s case, base salary and time-vested restricted stock are not considered performance-based compensation. Therefore, any amount earned by these executives attributable to base salary or vesting of time-based restricted stock over $1,000,000 is not a deductible compensation expense. Because base salaries for these executives are not more than $1,000,000, any non-deductibility of compensation amounts would be attributable to vesting of time-based restricted stock. Cash amounts paid under our annual incentive plan, if any, would be considered performance-based compensation under the Code and would therefore be deductible. Similarly, performance-based restricted stock is considered performance-based compensation and any taxable amount associated with the vesting of this stock is deductible. For 2007, $798,464 of the expense related to the vesting of Mr. Harrison’s time-based equity awards in 2007 was not deductible under Section 162(m). We believe that any cost associated with vesting of the time-based restricted stock in excess of the deductible amount is justified by the incentive and retention value provided by the stock.

Accounting Considerations.  We also consider the accounting expense impact when determining amounts of long-term incentive grants to executives and employees. Under SFAS 123(R), grants of stock options, restricted stock, restricted stock units and other share-based payments result in a stock-based compensation charge to PTC. The charge is equal to the fair value of the instruments being issued and is amortized over the vesting period of the equity award. For restricted stock and restricted stock units (our predominant instruments), fair value is the closing price of the stock on the date of grant times the number of shares or units granted. We moved to granting restricted stock and restricted stock units as our primary form of equity award upon adoption of SFAS 123(R) in order to reduce stock-based compensation expense.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

Robert N. Goldman
Donald K. Grierson

Compensation Paid in 2007

The discussion, table and footnotes below describe the total compensation paid for 2007 to our Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers (collectively, our “named executive officers”).

As reflected in the Summary Compensation Table below, we pay these executive officers a mix of cash and equity compensation.

Cash Compensation.  We pay these executives a base salary, which was not increased for 2007. For 2007, we did not pay a discretionary cash bonus or any amounts under non-equity incentive plans.

Equity Compensation.  We make annual restricted stock awards to these executives, some of which are time-based, some of which are performance-based, and some of which are performance-based and subject to subsequent time-based vesting. We made restricted stock awards in 2005, 2006 and 2007. The amounts shown in the “Stock Awards” column reflect the compensation expense recorded in 2007 with respect to those awards. Prior to granting restricted stock, we granted stock options as our form of equity award. Amounts shown in the “Option Awards” column reflect compensation expense recorded in 2007 with respect to option awards made prior to 2005.

Other Forms of Compensation.  We do not provide these executives with pensions or the ability to defer compensation. Amounts shown in the “All Other Compensation” column reflect the matching cash contribution under our 401(k) Savings Plan for those participating in the plan and, for our Chief Executive Officer only, a supplemental long-term disability insurance premium. We do not provide other significant benefits or perquisites to these executives.

Summary Compensation Table

					All Other
			Stock Awards	Option Awards	Compensation
Name and Principal Position	Year	Salary ($)	($)(1)	($)(2)	($)		Total ($)
C. Richard Harrison	2007	$520,000	$4,440,183	$610,136	$8,529	(3)	$5,578,848
Chief Executive Officer and President

Cornelius F. Moses, III	2007	$415,000	$1,500,902	$424,673	$6,742	(4)	$2,347,317
Executive Vice President and Chief Financial Officer

Barry F. Cohen	2007	$415,000	$1,500,902	$228,800	$0		$2,144,702
Executive Vice President, Strategic Services and Partners

Paul J. Cunningham	2007	$415,000	$1,500,902	$228,800	$6,742	(4)	$2,151,444
Executive Vice President, Worldwide Sales

James E. Heppelmann	2007	$487,000	$1,750,707	$228,800	$6,748	(4)	$2,473,255
Executive Vice President and Chief Product Officer

(1)	Amount recorded under SFAS 123(R) in 2007 in connection with grants of restricted stock made in 2007, 2006 and 2005 the restrictions on which have not yet lapsed. As determined in accordance with SFAS 123(R), the grant date fair value is generally equal to the number of shares granted multiplied by the closing price of our stock on the NASDAQ Global Select Market on the grant date. For performance-based restricted stock granted on July 27, 2005 that was subject to further time-based restrictions, we assumed an 8% forfeiture rate based on actual performance for the performance period, and for performance-based restricted stock granted on November 3, 2006, we assumed a 14.2% forfeiture rate based on actual performance for the performance period. See the “Outstanding Equity Awards at Fiscal Year End” table for a breakdown of these awards.

(2)	Amount recorded under SFAS 123(R) in 2007 in connection with options granted on March 3, 2004. In accordance with SFAS 123(R) and using the Black-Scholes option pricing model, the following assumptions were used with respect to these options: expected life of 4 years, risk-free interest rate of 3.2% and volatility of 74%. No service-based forfeitures were assumed.

(3)	Amount shown is our matching contribution under PTC’s 401(k) Savings Plan and a $1,780 premium for a supplemental disability insurance policy.

(4)	Amounts shown are our matching contributions under PTC’s 401(k) Savings Plan.

Grants of Plan-Based Awards

During 2007, the named executive officers received three types of plan-based awards.

Performance-Based Restricted Stock.  The first of each officer’s awards was a grant of performance-based restricted stock made under our 2007 Executive Incentive Plan (2007 EIP), which is our annual incentive plan. The award provided that 50% of the award would be earned based on PTC’s achievement of revenue of $925 million and non-GAAP operating margin of 16.5% for 2007. Up to an additional 25% of the shares awarded could be earned based on revenue between $925 million and $950 million, with the full amount being earned if PTC achieved revenue of $950 million. Up to an additional 25% of the shares granted could be earned based on non-GAAP operating margin above 16.5%, with the full amount being earned if PTC achieved non-GAAP operating margin of 17.5%. The restrictions on the shares were to lapse on the later of November 9, 2007 or the date on which the Compensation Committee determined the extent to which the relevant performance criteria had been met. For the purposes of the annual incentive plan, the Committee determined that PTC’s 2007 revenue and non-GAAP operating margin were $940.5 million and 17.3%, respectively, and, thus, the restrictions on 85.8% of these shares lapsed on November 9, 2007 and the remaining shares were forfeited. We describe how we calculated non-GAAP operating margin and the reasons we use non-GAAP operating margin as a performance criterion in “Compensation Discussion and Analysis” beginning on page 19. Under the 2007 EIP, each officer was also eligible to receive an upside bonus equal to approximately half the grant date value of his award to the extent PTC achieved revenue between $950 million and $980 million while maintaining non-GAAP operating margin of at least 17.5%. As the target criteria were not met, no officer received an upside bonus.

Blended Performance and Time-Based Restricted Stock.  The second of each officer’s awards was a grant of restricted stock that is first subject to satisfaction of performance criteria and then subject to additional time-based vesting. The performance criteria were the same as under the 2007 EIP and 85.8% of these were earned as well, subject to the additional time-based vesting for two-thirds of the shares earned. Shares not earned were forfeited. The restrictions on one-third of the shares earned lapsed on November 9, 2007 and the restrictions on the remaining two-thirds will lapse in two substantially equal installments on November 9, 2008 and November 9, 2009 if the officer remains employed by us PTC the lapse date.

Time-based Restricted Stock.  The amounts in the “All Other Stock Awards” column reflect the number of time-based restricted shares granted in 2007. The restrictions on these shares lapse in three substantially equal installments on February 15, 2008, 2009 and 2010 if the officer remains employed by PTC on the lapse date.

Grants of Plan-Based Awards
						All Other Stock
						Awards:
						Number of	Grant Date
						Securities	Fair Value of
						Underlying	Stock and
			Estimated Future Payouts Under			Stock or	Option
Name	Grant Date		Equity Incentive Plan Awards			Units (#)	Awards(4)
			Threshold (#)	Target (#)	Maximum (#)
C. Richard Harrison	11/3/2006	(1)	18,808	37,615	37,615		$700,015

	11/3/2006	(2)	65,000	130,000	130,000		$2,419,300

	3/6/2007	(3)				130,000	$2,434,900

Cornelius F. Moses, III	11/3/2006	(1)	8,061	16,121	16,121		$300,012

	11/3/2006	(2)	20,000	40,000	40,000		$744,400

	3/6/2007	(3)				40,000	$749,200

Barry F. Cohen	11/3/2006	(1)	8,061	16,121	16,121		$300,012

	11/3/2006	(2)	20,000	40,000	40,000		$744,400

	3/6/2007	(3)				40,000	$749,200

Paul J. Cunningham	11/3/2006	(1)	8,061	16,121	16,121		$300,012

	11/3/2006	(2)	20,000	40,000	40,000		$744,400

	3/6/2007	(3)				40,000	$749,200

James E. Heppelmann	11/3/2006	(1)	8,061	16,121	16,121		$300,012

	11/3/2006	(2)	30,000	60,000	60,000		$1,116,600

	3/6/2007	(3)				60,000	$1,123,800

(1)	Reflects an award of performance-based restricted stock under our annual executive incentive plan. The restrictions on the shares lapse subsequent to the end of the fiscal year to the extent performance criteria established at the time of grant are achieved. The award was granted at a value equal to 100% of the executive’s annual incentive target, which was $700,000 for Mr. Harrison and $300,000 for each of the other executive officers, and the number of shares determined by dividing the annual incentive target by the closing stock price of $18.61 on the date of grant and rounding the resulting number of shares up to the nearest whole share. The 2007 performance criteria are described under “Performance-Based Restricted Stock” in the narrative preceding this table. The restrictions on 85.8% of these shares lapsed on November 9, 2007 based on achievement of the performance criteria. The remaining shares were forfeited based on failure to meet the target performance criteria in full.

(2)	Reflects a grant of blended performance and time-based restricted stock. The performance and time-based criteria are described under “Blended Performance and Time-Based Restricted Stock” in the narrative preceding this table. 85.8% of these shares were earned based on achievement of the performance criteria and the remaining shares were forfeited based on failure to meet the target performance criteria in full.

(3)	Reflects a grant of time-based restricted stock. The restrictions lapse over a three-year period, with the restrictions on one-third of the shares lapsing on February 15, 2008, February 15, 2009 and February 15, 2010.

(4)	Reflects the aggregate grant date fair value calculated in accordance with SFAS 123(R), which is the number of shares granted multiplied by the closing price of a share of our common stock on the Nasdaq Global Select Market on the grant date. The closing price on November 3, 2006 was $18.61 and the closing price on March 6, 2007 was $18.73.

Outstanding Equity Awards at Fiscal Year-End

The following table shows the equity awards held by each named executive officer as of September 30, 2007. The equity awards in the table consist of stock options granted through 2004, after which we ceased issuing stock options, and shares of restricted stock granted after 2004, when we shifted our equity incentive program away from stock options to restricted stock and restricted stock units.

Outstanding Equity Awards at 2007 Fiscal Year-End
	Option Awards				Stock Awards
								Equity		Equity
								Incentive		Incentive
								Plan Awards:		Plan Awards:
								Number of		Market or
								Unearned		Payout
	Number of				Number of		Market Value	Shares,		Value of
	Securities	Number of			Shares or		of Shares or	Units or		Unearned
	Underlying	Securities			Units of		Units of	Other		Shares, Units or
	Unexercised	Underlying	Option		Stock That		Stock That	Rights		Other Rights
	Options	Unexercised	Exercise	Option	Have Not		Have Not	That Have		That Have
	(#)	Options (#)	Price	Expiration	Vested		Vested	Not Vested		Not Vested
Name	Exercisable	Unexercisable	($)	Date	(#)(1)		($)(2)	(#)(3)		($)(2)
C. Richard Harrison	399,999		24.84	9/10/2008

	299,999		32.97	9/14/2010

	320,000		12.58	9/20/2011

	239,999		8.50	5/30/2012

	519,998		4.98	2/13/2013

	240,000	79,999 (4)	11.48	3/3/2014

					35,600	(5)	620,152	130,000	(10)	2,264,600

					86,666	(6)	1,509,721	37,615	(11)	655,253

					130,000	(7)	2,264,600

					32,752	(8)	570,540

					86,666	(9)	1,509,721

Cornelius F. Moses, III	280,000		8.30	6/9/2013

	90,000	29,999 (4)	11.48	3/3/2014

					13,333	(5)	232,261	40,000	(10)	696,800

					26,666	(6)	464,522	16,121	(11)	280,828

					40,000	(7)	696,800

					12,266	(8)	213,674

					26,666	(9)	464,522

Barry F. Cohen	48,000		24.84	9/10/2008

	100,000		23.36	5/18/2010

	200,000		12.58	9/20/2011

	159,999		8.50	5/30/2012

	110,002		4.98	2/13/2013

	90,000	29,999 (4)	11.48	3/3/2014

					13,333	(5)	232,261	40,000	(10)	696,800

					26,666	(6)	464,522	16,121	(11)	280,828

					40,000	(7)	696,800

					12,266	(8)	213,674

					26,666	(9)	464,522

	Option Awards				Stock Awards
								Equity		Equity
								Incentive		Incentive
								Plan Awards:		Plan Awards:
								Number of		Market or
								Unearned		Payout
	Number of				Number of		Market Value	Shares,		Value of
	Securities	Number of			Shares or		of Shares or	Units or		Unearned
	Underlying	Securities			Units of		Units of	Other		Shares, Units or
	Unexercised	Underlying	Option		Stock That		Stock That	Rights		Other Rights
	Options	Unexercised	Exercise	Option	Have Not		Have Not	That Have		That Have
	(#)	Options (#)	Price	Expiration	Vested		Vested	Not Vested		Not Vested
Name	Exercisable	Unexercisable	($)	Date	(#)(1)		($)(2)	(#)(3)		($)(2)
Paul J. Cunningham	60,000		36.41	7/20/2008

	62,000		34.06	8/3/2008

	35,000		24.84	9/10/2008

	99,999		23.36	5/18/2010

	12,000		31.25	11/17/2010

	200,000		12.58	9/20/2011

	159,999		8.50	5/30/2012

	129,998		4.98	2/13/2013

	90,000	29,999 (4)	11.48	3/3/2014

					13,333	(5)	232,261	40,000	(10)	696,800

					26,666	(6)	464,522	16,121	(11)	280,828

					40,000	(7)	696,800

					12,266	(8)	213,674

					26,666	(9)	464,522

James E. Heppelmann	6,000		36.41	7/20/2008

	4,200		34.06	8/3/2008

	15,000		24.84	9/10/2008

	100,000		23.36	5/18/2010

	40,000		31.25	11/17/2010

	200,000		12.58	9/20/2011

	159,999		8.50	5/30/2012

	209,998		4.98	2/13/2013

	90,000	29,999 (4)	11.48	3/3/2014

					13,333	(5)	232,261	60,000	(10)	1,045,200

					26,666	(6)	464,522	16,121	(11)	280,828

					60,000	(7)	1,045,200

					12,266	(8)	213,674

					26,666	(9)	464,522

(1)	The unvested shares shown in this column reflect restricted stock awards that are subject to time-based vesting.

(2)	The market value of unvested shares was calculated as of September 30, 2007, based on a stock price of $17.42 on September 28, 2007, the last trading day before September 30, 2007.

(3)	The unvested shares shown in this column reflect restricted stock awards that are subject to performance-based vesting.

(4)	Options vest on March 3, 2008.

(5)	Final installment of time-based restricted shares awarded on July 27, 2005. The restrictions on this installment lapsed on November 1, 2007.

(6)	Last two installments of time-based restricted shares awarded on November 9, 2005. The restrictions on half of these shares lapsed on November 9, 2007 and the restrictions on the remaining half of these shares will lapse on November 9, 2008.

(7)	Time-based restricted shares awarded on March 6, 2007. The restrictions on such shares will lapse in three equal installments on each of February 15, 2008, February 15, 2009 and February 15, 2010.

(8)	Final installment of blended performance and time-based restricted shares awarded on July 27, 2005. The restrictions on these shares lapsed on November 1, 2007.

(9)	Last two installments of blended performance and time-based restricted shares awarded on November 9, 2005. The restrictions on half of these shares lapsed on November 9, 2007. The restrictions on the remaining half of these shares will lapse on November 9, 2008.

(10)	Performance-based restricted shares awarded on November 3, 2006. As the performance criteria were not met in full, on November 7, 2007, 18,460 of such shares held by Mr. Harrison were forfeited, 5,680 of such shares held by each of Mr. Moses, Mr. Cohen and Mr. Cunningham were forfeited, and 8,520 of such shares held by Mr. Heppelmann were forfeited. The restrictions on the first one-third of the remaining shares lapsed on November 9, 2007. The restrictions on the remaining two-thirds of such shares will lapse in equal installments on November 9, 2008 and November 9, 2009.

(11)	Performance-based restricted shares awarded on November 3, 2006 in connection with our annual executive incentive plan. As the performance criteria were not met in full, on November 7, 2007, 5,341 of such shares held by Mr. Harrison were forfeited and 2,289 of such shares held by each of Mr. Moses, Mr. Cohen, Mr. Cunningham and Mr. Heppelmann were forfeited. The restrictions on the remaining shares lapsed on November 9, 2007.

Option Exercises and Stock Vested

The following table shows the value realized by executive officers upon option exercises, if any, and vesting of restricted stock during 2007.

Option Exercises and Stock Vested in 2007
	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)	(#)	($)
C. Richard Harrison	—	—	204,778	$3,889,410

Cornelius F. Moses	—	—	73,592	$1,397,672

Barry F. Cohen	90,000	$1,209,960	73,592	$1,397,672

Paul J. Cunningham	28,000	$384,580	73,592	$1,397,672

	16,000	$216,165

	20,000	$299,500

	8,000	$119,800

	8,000	$124,040

James E. Heppelmann	—	—	73,592	$1,397,672

Potential Payments upon Termination or Change-in-Control

On August 29, 2006, we entered into agreements with our Chief Executive Officer, our Chief Financial Officer and our named executive officers that provide them with certain compensation and benefits if their employment is terminated under specified circumstances or if a change in control of PTC occurs. The agreements were approved by the Compensation Committee of our Board of Directors and replaced similar agreements with those executives that expired in 2006. In connection with entering into each of the agreements, each executive officer was required to execute a new non-compete agreement with PTC. The post-termination non-compete period is two years for the Chief Executive Officer and one year for each of the other officers. In addition, each officer was required to agree to execute and deliver a general release of claims against PTC and its affiliates in order to receive severance benefits under the agreement. On November 28, 2007, we amended the agreements to ensure compliance with Section 409A of the Internal Revenue Code.

Mr. Harrison’s Agreement

Termination without Cause; Resignation for Good Reason

If we terminate Mr. Harrison’s employment without cause or if he resigns for good reason (including, generally, a reduction in compensation or benefits, a reduction in authority or responsibilities, or relocation of our principal office by over 50 miles), Mr. Harrison will be entitled to payment of his salary (excluding bonuses) over the two year period following such event, paid at the highest rate in effect during the six months preceding such event. In addition, he will be entitled to continued participation in PTC’s medical, dental, vision and basic life insurance benefit plans (or payment in lieu thereof) for up to the two year period following such event.

Change in Control

Effective upon a change in control of the company, all performance criteria applicable to all equity awards held by Mr. Harrison will be deemed to have been met in full, all equity awards held by him will immediately become vested and exercisable in full and the restrictions on any shares of restricted stock held by him will lapse. In addition, the option exercise period for each stock option held by him will, following termination of his employment, be extended until the earlier of the second anniversary of his termination of employment or the original term of such option. These provisions are not applicable to any equity interests issued in connection with PTC’s executive incentive plan or other short-term incentive plans (“bonus equity”).

In addition, with respect to any annual cash incentive award in effect for the year in which the change in control occurs and any bonus equity, all performance criteria will be deemed met in full and Mr. Harrison will be entitled to a lump sum payment of a pro-rata portion of any such annual cash incentive award and a pro-rata portion of any such bonus equity held by him will vest (such pro-rata portions to be based on the number of days elapsed in the applicable fiscal year).

The agreement provides that Mr. Harrison’s employment will terminate 30 days following a change in control if not earlier terminated in connection with such change in control. Effective upon the date Mr. Harrison’s employment is so terminated, he will be entitled to the benefits he would receive upon a termination without cause or for good reason described above plus payment of his target bonus over the two year period following such termination, paid at the highest rate in effect in the six months preceding the change in control or such termination.

The amounts payable and benefits provided to Mr. Harrison under the agreement may be reduced by up to 15% of the value thereof if such reduction would cause the amounts payable and benefits provided to not be subject to the excise tax under Section 4999 of the U.S. Internal Revenue Code. If such a reduction is not made and the amounts payable and benefits provided to Mr. Harrison are subject to such excise tax, Mr. Harrison is entitled to a “gross-up payment” that, on an after-tax basis, is equal to the taxes imposed on such payments made or benefits provided.

Death or Disability

If Mr. Harrison’s employment terminates by reason of his death or disability, all performance criteria applicable to all equity awards held by him will be deemed to have been met in full, all equity awards held by him will immediately become vested and exercisable in full and the restrictions on any shares of restricted stock held by him will lapse. These provisions are not applicable to any bonus equity held by him, which would terminate on such event if the restrictions with respect thereto had not lapsed before such event.

Tabular Presentation of Benefits Provided

The following table shows the benefits that would have been provided under this agreement had a change in control or termination of Mr. Harrison’s employment occurred on September 30, 2007. The table does not reflect the value of shares of unrestricted stock or in-the-money exercisable options held by Mr. Harrison on that date.

C. Richard Harrison
Circumstances of Termination or Event
Involuntary
Involuntary	Termination
Termination	Without
for Cause or	Cause
Voluntary	or
Termination	Voluntary	Change-in-Control	Disability
Without Good	Termination for	and	or
Payment or Value Provided	Reason	Good Reason	Termination	Death
Cash Severance	Base Salary	Multiple	—	2	x	2	x	—

$—	$1,040,000	(1)	$1,040,000	(1)	—

Bonus	Multiple	—	—	2	x	—

$—	—	$1,400,000	(1)	—

Pro-rated Bonus	—	—	$655,253	(2)	—

Value of Accelerated Unvested Equity	—	—	$9,214,929	(3)	$9,214,929	(3)

Benefits Continuation	—	$25,310	(4)	$25,310	(4)	—

Gross up of I.R.C. Golden Parachute Excise Tax	N/A	N/A	$2,434,103	N/A

Total Value upon Event	—	$1,065,310	$14,769,595	$9,214,929

(1)	Paid bi-weekly over the two year period following termination.

(2)	Value on September 30, 2007 of 37,615 shares of restricted stock granted on November 3, 2006 under the 2007 Executive Incentive Plan. This assumes a full-year bonus and is based on a stock price of $17.42 on September 28, 2007, the last trading day before September 30, 2007.

(3)	Represents the in-the-money value of all unvested options and shares held by the executive, except for restricted stock paid for annual bonus, that accelerate and become fully vested based on a stock price of $17.42 on September 28, 2007, the last trading day before September 30, 2007.

(4)	Paid quarterly in advance over the two year period following termination.

Agreements with Cornelius F. Moses , Barry F. Cohen, Paul J. Cunningham and James E. Heppelmann

Termination without Cause

If we terminate any of these executives’ employment without cause, the executive will be entitled to a lump sum payment in an amount equal to the highest annual salary (excluding bonuses) in effect with respect to the executive during the six-month period immediately preceding the termination date and continued participation in PTC’s medical, dental, vision and basic life insurance benefit plans (or payment in lieu thereof) for up to the one year period following such termination.

Change in Control

Effective upon a change in control of the company:

•	all performance criteria applicable to any equity award held by the executive will be deemed to have been met in full;

•	the vesting schedule applicable to any equity award held by the executive, including restricted stock, will be amended to immediately vest any portion of such award scheduled to vest after the second anniversary of the change in control (unless the agreement is not assumed or replaced, in which case the equity award will become vested and exercisable in full); and,

•	each equity award held by the executive will be deemed amended to provide that it may not, except in certain circumstances, be terminated without the executive’s written consent.

These provisions are not applicable to any bonus equity held by the executive.

With respect to any annual cash incentive award in effect for the year in which the change in control occurs and any bonus equity, all performance criteria will be deemed met in full and each executive will be entitled to a lump sum payment of a pro-rata portion of any such annual cash incentive award and a pro-rata portion of any such bonus equity held by the executive will vest (such pro-rata portions to be based on the number of days elapsed in the applicable fiscal year).

Termination in Connection with a Change in Control

If within the two years following a change in control the executive is terminated without cause or resigns for good reason (including, generally, a reduction in compensation, a reduction in authority or responsibilities, or relocation of our principal office by over 50 miles), the executive will be entitled to the benefits he would have received if his employment was terminated without cause as described above plus a lump sum payment equal to his annual target bonus (such target bonus amount to be equal to the highest target bonus in effect with respect to the executive for the year in which the change in control occurred or after the change in control).

In addition, upon such termination, all equity awards held by the executive will immediately become vested and exercisable in full and all restrictions applicable to restricted stock held by the executive will immediately lapse. This provision is not applicable to any bonus equity held by the executive.

The amounts payable and benefits provided to any executive under the agreement may be reduced by up to 15% of the value thereof if such reduction would cause the amounts payable and benefits provided to not be subject to the excise tax under Section 4999 of the U.S. Internal Revenue Code. If such a reduction is not made and the amounts payable and benefits provided to any executive are subject to such excise tax, such executive is entitled to a “gross-up payment” that, on an after-tax basis, is equal to the taxes imposed on such payments made or benefits provided.

Termination upon Death or Disability

If an executive’s employment terminates due to his death or disability, all performance criteria applicable to any equity awards held by the executive will be deemed to have been met in full, all equity awards held by the executive will immediately become vested and exercisable in full, and all restrictions applicable to restricted stock held by the executive will immediately lapse. These provisions are not applicable to any bonus equity held by the executive, which would terminate on such event if the restrictions with respect thereto had not lapsed before such event.

Tabular Presentation of Benefits Provided

The following tables show the benefits that would have been provided under these agreements had a change in control or termination of each executive’s employment occurred on September 30, 2007. The tables do not reflect the value of shares of unrestricted stock or in-the-money exercisable options held by the executive on that date.

The footnotes to the tables are identical and for convenience follow the final table.

Cornelius F. Moses, III
Circumstances of Termination or Event
Change-in-Control (“CIC”)
Involuntary
Termination
Without
Involuntary	Cause or
Termination	Involuntary	Resignation for
for Cause or	Termination	Good Reason	Disability
Voluntary	Without	Within 2 Years	or
Payment or Value Provided	Termination	Cause	Upon CIC	Following a CIC	Death
Cash Severance	Base Salary	Multiple	—	1	x	—	1	x	—

$—	$415,000	(1)	—	$415,000	(1)	—

Bonus	Multiple	—	—	—	1x

$—	—	—	$300,000	(1)	—

Pro-rated Bonus	—	—	$280,828	(2)	—	—

Value of Accelerated Unvested Equity	—	—	$464,522	(3)	$2,482,400	(4)	$2,946,922	(4)

Benefits Continuation	—	$10,726	(5)	—	$10,726	(5)	—

Gross up of I.R.C. Golden Parachute Excise Tax	N/A	N/A	$0	$0	N/A

Total Value upon Event	—	$425,725	$745,350	$3,208,126	$2,946,922

Barry F. Cohen
			Circumstances of Termination or Event
						Change-in-Control (“CIC”)
								Involuntary
								Termination
								Without
			Involuntary					Cause or
			Termination	Involuntary				Resignation for
			for Cause or	Termination				Good Reason		Disability
			Voluntary	Without				Within 2 Years		or
Payment or Value Provided			Termination	Cause		Upon CIC		Following a CIC		Death
Cash Severance	Base Salary	Multiple	—	1	x	—		1	x	—

			$—	$415,000	(1)	—		$415,000	(1)	—

Bonus	Multiple	—	—	—		1	x	—

			$—	—		—		$300,000	(1)	—

Pro-rated Bonus			—	—		$280,828	(2)	—		—

Value of Accelerated Unvested Equity			—	—		$464,522	(3)	$2,482,400	(4)	$2,946,922 (4)

Benefits Continuation			—	$10,726	(5)	—		$10,726	(5)	—

Gross up of I.R.C. Golden Parachute Excise Tax			N/A	N/A		$0		$0		N/A

Total Value upon Event			—	$425,726		$745,350		$3,208,126		$2,946,922

Paul J. Cunningham
			Circumstances of Termination or Event
						Change-in-Control (“CIC”)
								Involuntary
								Termination
								Without
			Involuntary					Cause or
			Termination	Involuntary				Resignation for
			for Cause or	Termination				Good Reason		Disability
			Voluntary	Without				Within 2 Years		or
Payment or Value Provided			Termination	Cause		Upon CIC		Following a CIC		Death
Cash Severance	Base Salary	Multiple	—	1	x	—		1	x	—

			$—	$415,000	(1)	—		$415,000	(1)	—

Bonus	Multiple	—	—	—		1	x	—

			$—	—		—		$300,000		—

Pro-rated Bonus			—	—		$280,828	(2)	—		—

Value of Accelerated Unvested Equity			—	—		$464,522	(3)	$2,482,400	(4)	$2,946,922 (4)

Benefits Continuation			—	$10,326	(5)	—		$10,326	(5)	—

Gross up of I.R.C. Golden Parachute Excise Tax			N/A	N/A		$0		$0		N/A

Total Value upon Event			—	$425,326		$745,350		$3,207,726		$2,946,922

James E. Heppelmann
			Circumstances of Termination or Event
						Change-in-Control (“CIC”)
								Involuntary
								Termination
								Without
			Involuntary					Cause or
			Termination	Involuntary				Resignation for
			for Cause or	Termination				Good Reason		Disability
			Voluntary	Without				Within 2 Years		or
Payment or Value Provided			Termination	Cause		Upon CIC		Following a CIC		Death
Cash Severance	Base Salary	Multiple	—	1	x	—		1	x	—

			$—	$487,000	(1)	—		$487,000	(1)	—

Bonus	Multiple	—	—	—		1	x	—

			$—	—		—		$300,000		—

Pro-rated Bonus			—	—		$280,828	(2)	—		—

Value of Accelerated Unvested Equity			—	—		$696,800	(3)	$2,946,922	(4)	$3,643,722 (4)

Benefits Continuation			—	$10,852	(5)	—		$10,852	(5)	—

Gross up of I.R.C. Golden Parachute Excise Tax			N/A	N/A		$0		$0		N/A

Total Value upon Event			—	$497,852		$977,628		$3,744,774		$3,643,722

(1)	Paid in a lump sum payment on the date of termination.

(2)	Value on September 30, 2007 of 16,121 shares of restricted stock granted on November 3, 2006 under the 2007 Executive Incentive Plan. This assumes a full-year bonus and is based on a stock price of $17.42 on September 28, 2007, the last trading day before September 30, 2007.

(3)	Value of the unvested shares the restrictions on which would have lapsed from and after the date which is two years after the change in control that accelerate and become fully vested based on a stock price of $17.42 on September 28, 2007, the last trading day before September 30, 2007.

(4)	Value of the unvested in-the-money options and shares, except for restricted stock paid for annual bonus, that accelerate and become fully vested based on a stock price of $17.42 on September 28, 2007, the last trading day before September 30, 2007.

(5)	Paid quarterly in advance for one year following termination.

INFORMATION ABOUT STOCKHOLDER PROPOSALS

If you wish to make a proposal for consideration at the 2009 Annual Meeting of Stockholders, you must give written notice to us between September 24, 2008 and October 24, 2008, including the information required by our by-laws.

Under SEC rules, if you desire that such proposal be included in our proxy statement and proxy card, you must give written notice to us no later than September 24, 2008.

Your written proposal must be sent to:

Aaron C. von Staats
Clerk
Parametric Technology Corporation
140 Kendrick Street
Needham, Massachusetts 02494

In order to curtail controversy as to the date on which PTC receives a proposal, you should submit your proposal by Certified Mail-Return Receipt Requested.

By Order of the Board of Directors,

AARON C. VON STAATS
Clerk

January 22, 2008

The Board of Directors hopes that stockholders will attend the Annual Meeting of Stockholders. Whether or not you plan to attend, we urge you to vote in advance of the Annual Meeting of Stockholders. Voting promptly will greatly facilitate arrangements for the meeting and your cooperation will be appreciated.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and then follow the instructions to submit an electronic voting instruction form.

PARAMETRIC TECHNOLOGY CORPORATION 140 KENDRICK STREET NEEDHAM, MA 02494

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Parametric Technology Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Parametric Technology Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	PARTC1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PARAMETRIC TECHNOLOGY CORPORATION

Vote On Proposals
THE DIRECTORS RECOMMEND A VOTE		The Directors Recommend				To withhold authority to vote for a director nominee, mark “For All Except” and write the number of the nominee for whom you wish to withhold authority to vote on the line below.
“FOR ALL” NOMINEES			¯
		For All		Withhold All	For All Except

1.	Elect two Class III Directors to serve for the next three years:	☐		☐	☐

01) Robert N. Goldman 02) C. Richard Harrison

The Directors Recommend
¯
THE DIRECTORS RECOMMEND A VOTE		For		Against	Abstain
“FOR” PROPOSAL 2

2.	Confirm the selection of PricewaterhouseCoopers LLP as PTC’s independent registered public accounting firm for the current fiscal year.	☐		☐	☐
Please sign name(s) exactly as appearing on the stock certificate. If shares are held jointly, each joint owner should personally sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

For address changes and/or comments, please check this box and write them on the back where indicated		☐

Please indicate if you plan to attend this meeting	☐	☐

	Yes	No

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
PARAMETRIC TECHNOLOGY CORPORATION
PROXY FOR THE 2008 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MARCH 5, 2008
The undersigned, revoking all prior proxies, hereby appoints Cornelius F. Moses and Aaron C. von Staats, or either of them acting singly, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Parametric Technology Corporation (“PTC”) that the undersigned is entitled, if personally present, to vote at the 2008 Annual Meeting of Stockholders to be held at 9:00 a.m., local time, on Wednesday, March 5, 2008, at the offices of PTC, 140 Kendrick Street, Needham, Massachusetts 02494, and any adjournment or postponement thereof.
You may vote at the Annual Meeting if you were a PTC stockholder at the close of business on January 7, 2008. Your attendance at the Annual Meeting will not be deemed to revoke this proxy unless you revoke this proxy in writing and vote in person at the Annual Meeting. Along with this proxy, we are sending you notice of the Annual Meeting and the related proxy statement, as well as our Annual Report to Stockholders, including our Annual Report on Form 10-K with our financial statements, for the year ended September 30, 2007.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF THE SIGNED PROXY IS RETURNED BUT NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR THE BOARD OF DIRECTORS LISTED ON THE REVERSE SIDE AND FOR PROPOSAL 2. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE
CONTINUED AND TO BE SIGNED ON REVERSE SIDE